AGREEMENT AND PLAN OF MERGER


THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") dated effective as of January 1, 2005, is made and entered into by and among SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah corporation ("Security National Life"), SSLIC HOLDING CORPORATION, a Florida corporation and wholly owned subsidiary of Security National Life ("SSLIC Holding") and SOUTHERN SECURITY LIFE INSURANCE COMPANY, a Florida corporation ("SSLIC") (Security National Life, SSLIC Holding, and SSLIC collectively, the "Parties").

                              W I T N E S S E T H:

WHEREAS, prior to the execution of this Merger Agreement, Security National Life, SSLIC Holding and SSLIC entered into an Agreement and Plan of Reorganization dated as of August 25, 2004, and amended on December 7, 2004 (the "Plan of Reorganization") providing for certain representations, warranties, and agreements in connection with the transaction contemplated; and

WHEREAS, the Boards of Directors of Security National Life, SSLIC Holding and SSLIC approved the merger of SSLIC Holding Company into SSLIC (the "Merger") upon the terms and subject to the conditions set forth herein and in the Plan of Reorganization and pursuant to which SSLIC will become a wholly owned subsidiary of Security National Life; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meeting of Section 368(a) of the Internal Revenue Code of 1986,as amended (the "Code");

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

1.1 Certain Terms Defined. The terms defined in the Plan of Reorganization shall for all purposes of this Merger Agreement have the meanings specified in the Plan of Reorganization, unless the context expressly or by necessary implication otherwise requires.


                                    ARTICLE 2

                               AGREEMENT TO MERGE

2.1 Agreement to Merge. In accordance with the provisions of Section 607.1105 of the Florida Business Corporation Act, at the Effective Time of the Merger, SSLIC Holding shall be merged with and into SSLIC upon the terms and conditions of this Merger Agreement and the Plan of Reorganization. Pursuant to such Merger:

     (a) The separate existence of SSLIC Holding shall cease in accordance with the provisions of Section 607.0101 et seq. of the Florida Business Corporation Act.

     (b) SSLIC will be the surviving corporation in the Merger and will continue to be governed by the laws of the State of Florida, and the separate corporate existence of SSLIC and all of its rights, privileges, immunities and franchises, public or private, and all of its duties and liabilities as a corporation organized under the laws of the State of Florida, will continue unaffected by the Merger.

     (c) SSLIC will become a privately-held company and wholly-owned subsidiary of Security National Life.

     (d) The unaffiliated stockholders of SSLIC, holding an aggregate of 490,816 shares of SSLIC Common, will become entitled to receive $3.84 in cash for each issued and outstanding share of their SSLIC Common, or an aggregate of $1,884.733.

2.2      Exchange of SSLIC Common for Cash

     (a) Upon completion of the Merger, each share of SSLIC Common held by an unaffiliated stockholder of SSLIC immediately prior to the Effective Time of the Merger will, by virtue of the Merger and without any action on the part of the stockholder thereof, automatically be canceled and converted into the right to receive cash in the amount equal to $3.84 per share. In addition, each unaffiliated stockholder of SSLIC immediately prior to the effective time of the Merger will, by virtue of the Merger and without any action on the part of such stockholder, cease being a stockholder of SSLIC and automatically receive cash in an amount equal to the number of shares of SSLIC Common held of record by such stockholder at such time multiplied by $3.84 per share.

     (b) The Merger Consideration shall be delivered to the unaffiliated stockholders of SSLIC as follows:

          (i) No later than 10:00 a.m. (Mountain Standard Time) on the Closing Date, Security National Life and SSLIC Holding shall deliver the Merger Consideration to Security National Life.

          (ii) Promptly after the Effective Time of the Merger, and in accordance with Section 2.3 hereof, the Disbursing Agent shall deliver to the unaffiliated stockholders of SSLIC Common at the Effective Time of the Merger, the Merger Consideration in the proportion set forth in Section 2.2(a) hereof.

2.3 Delivery of Cash for SSLIC Common and Surrender of Certificates for SSLIC Common. All deliveries of Merger Consideration to be made to the unaffiliated stockholders of SSLIC Common shall be made by delivery of cash payment by the Disbursing Agent to and in the name of each holder of SSLIC Common or its designated agent or transferee. After the Effective Time of the Merger, there shall be no further registry of transfers in respect of SSLIC Common. Promptly after the Effective Time of the Merger, Security National Life will cause the Disbursing Agent to send a notice and a transmittal form to each unaffiliated holder of record of SSLIC Common immediately prior to the Effective Time of the Merger advising such holders of the terms of the Merger Consideration to be effected in connection with the Merger, the procedure for surrendering certificates for SSLIC Common to Security National Life, and the procedure for delivery to such stockholder of the cash amount to which such holder is entitled pursuant to the terms hereof and the Plan of Reorganization. If any such cash payment is to be delivered to a name other than that in which the stock certificate is registered, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer.

2.4 Dissenting Shareholders. The duties and rights of a dissenting stockholder of SSLIC Common, as well as the duties and rights of the surviving corporation, shall be as provided in the Florida Business Corporation Act. If any such stockholder shall not perfect his rights as a dissenting shareholder under
Section 607.1301 et seq. of the Florida Business Corporation Act, or such stockholder shall thereafter withdraw such election or otherwise become bound by the provisions of the Plan of Reorganization pursuant to the Florida Business Corporation Act, the amount of cash payment to such dissenting stockholder shall be entitled to be paid shall be the amount such stockholder would have been entitled under the Plan of Reorganization had such stockholder not perfected such rights.

2.5  Surviving  Corporation.  Except  as  provided  otherwise  in  the  Plan  of
Reorganization:

     (a) The Articles of Incorporation of SSLIC as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time.

     (b) The Bylaws of SSLIC as in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation after the Effective Time.

2.6 Effectiveness of Merger. The Merger shall become effective at the Effective Time of the Merger as defined in the Plan of Reorganization.


                                    ARTICLE 3

                                  MISCELLANEOUS

3.1 Termination. This Merger Agreement shall terminate in the event of and upon termination of the Plan of Reorganization.

3.2 Prior Agreements; Modifications. This Merger Agreement and the Plan of Reorganization constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all prior agreements, documents, or other instruments with respect to the matters covered hereby. This Agreement may be amended by an instrument in writing signed by each of SSLIC, SSLIC Holding and Security National Life; provided, however, that no such amendment entered into without the written consent of the shareholders of SSLIC may decrease the Merger Consideration.

3.3 Captions and Table of Contents. The captions and table of contents in this Merger Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Merger Agreement.

3.4 Governing Law. The terms of this Merger Agreement shall be governed by, and interpreted and construed in accordance with the provisions of the laws of the State of Florida without regard to its conflicts of law principles.

3.5 Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof.

3.6 Severability. If any clause, provision, or section of this Merger Agreement is ruled illegal, invalid, or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision, or section shall not affect any of the remaining provisions hereof.

3.7 Notices. Any notice, request instruction, or other document to be given hereunder shall be in writing and shall be transmitted by certified or registered mail, postage prepaid, by reputable express courier, or by facsimile transmission. The addresses or facsimile telephone numbers to which such communications shall be sent are as follows:

If to SSLIC:

                  Southern Security Life Insurance Company
                  755 Rinehart Road
                  Lake Mary, Florida 32746
                  Attention: Scott M. Quist, President and
                      Chief Operating Officer
                  Facsimile Number: (407) 321-7113

                  With a copy to:

                  Mackey Price Thompson & Ostler
                  57 West 200 South, Suite 350
                  Salt Lake City, Utah 84101-3663
                  Attention: Randall A. Mackey, Esq.
                  Facsimile Number: (801) 575-5006

If to Security National Life:

                  Security National Life Insurance Company
                  5300 South 360 West, Suite 250
                  Salt Lake City, Utah 84123
                  Attention: Scott M. Quist, President and
                      Chief Operating Officer
                  Facsimile Number: (801) 265-9882

or to such other address or facsimile telephone number as any party may from time to time designate to the others in writing.

3.8 Waiver. The performance of any covenant or agreement or the fulfillment of any condition of this Merger Agreement by Security National Life, SSLIC Holding and SSLIC may be expressly waived only in writing by the other parties. Any waiver hereunder shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of Security National Life, SSLIC Holding and SSLIC in exercising any right, power, or privilege under this Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

     IN WITNESS WHEREOF, each of the parties hereto, intending to be legally bound hereby, has duly executed this Merger Agreement as of the date first written above.

                                   SOUTHERN SECURITY LIFE
                                   INSURANCE COMPANY



                                By:______________________________
                                   Scott M. Quist, President and
                                   Chief Operating Officer

                                   SECURITY NATIONAL LIFE
                                   INSURANCE COMPANY



                                By:______________________________
                                   Scott M. Quist, President and
                                   Chief Operating Officer

                                   SSLIC HOLDING CORPORATION



                                By:______________________________
                                   Scott M. Quist, President and
                                   Chief Operating Officer